Exhibit 99.1

HCP Announces Tender Offer for Outstanding Notes

IRVINE, Calif., July 12, 2017 /PRNewswire/ – HCP, Inc. (NYSE:HCP) today announced that it has commenced a tender offer (the “Tender Offer”) to purchase for cash up to an aggregate principal amount of $500,000,000 of HCP’s 5.735% Senior Notes due 2021 (the “Notes”) as described in the table below.

Title of Note	CUSIP Number	Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread	Early Tender Premium (2)(3)
5.375% Senior Notes due 2021 (1)	40414LAD1	$1,200,000,000	1.750% UST due 6/30/22	FIT1	+35 bps	$30

(1)	Issuer: HCP, Inc.
(2)	Per $1,000 principal amount.
(3)	The Total Consideration (as defined below) for the Notes validly tendered prior to or at the Early Tender Date (as defined below) and accepted for purchase is calculated using the Fixed Spread (as defined below) and is inclusive of the Early Tender Premium (as defined below).

The Tender Offer consists of an offer to purchase for cash, on the terms and conditions set forth in the offer to purchase, dated July 12, 2017 (as the same may be amended or supplemented, the “Offer to Purchase”), up to an aggregate principal amount of Notes that does not exceed $500,000,000 (the “Aggregate Maximum Tender Amount”). HCP refers investors to the Offer to Purchase for the complete terms and conditions of the Tender Offer.

The Tender Offer will expire at 11:59 p.m., Eastern Time, on August 8, 2017, or any other date and time to which HCP extends the Tender Offer (such time and date, as it may be extended, the “Expiration Date”), unless earlier terminated. Holders of the Notes must validly tender and not validly withdraw the Notes prior to or at 5:00 p.m., Eastern Time, on July 25, 2017 (such date and time, as it may be extended, the “Early Tender Date”), to be eligible to receive the Total Consideration, which is inclusive of an amount in cash equal to the amounts set forth in the table above under the heading “Early Tender Premium” (the “Early Tender Premium”), plus Accrued Interest (as defined below). Holders of the Notes who validly tender their Notes after the Early Tender Date but prior to or at the Expiration Date will be eligible to receive an amount equal to the Total Consideration minus the Early Tender Premium plus Accrued Interest.

All Notes tendered prior to or at the Early Tender Date will have priority over the Notes tendered after the Early Tender Date. Subject to applicable law, HCP may increase or decrease the Aggregate Maximum Tender Amount in its sole discretion.

The Notes may be validly withdrawn at any time prior to or at, but not after, 5:00 p.m., Eastern Time, on July 25, 2017 (such date and time, as it may be extended, the “Withdrawal Deadline”). Subject to applicable law, HCP may increase or decrease the Aggregate Maximum Tender Amount without extending the Withdrawal Deadline.

The “Total Consideration” for each $1,000 principal amount of the Notes validly tendered and accepted for purchase pursuant to the Tender Offer will be determined in the manner described in the Offer to Purchase by reference to a fixed spread (the “Fixed Spread”) specified in the table above plus the yield based on the bid-side price of the U.S. Treasury Reference Security specified in the table above at 2:00 p.m., Eastern Time, on July 26, 2017, unless extended.

Holders of the Notes will also receive accrued and unpaid interest on Notes validly tendered and accepted for purchase from the applicable last interest payment date up to, but not including, the date HCP makes payment for such Notes, which date is anticipated to be (i) July 27, 2017 (the “Early Settlement Date”), in the case of the Notes tendered prior to or at the Early Tender Date and accepted for purchase pursuant to the Tender Offer and (ii) August 9, 2017 (the “Final Settlement Date”), in the case of the Notes tendered after the Early Tender Date and prior to or at the Expiration Date and that are accepted for purchase pursuant to the Tender Offer, as applicable (“Accrued Interest”), payable on the Early Settlement Date or the Final Settlement Date, as applicable.

The Tender Offer is subject to the satisfaction or waiver of certain conditions, as set forth in the Offer to Purchase.

Information Relating to the Tender Offer

The Offer for Purchase is being distributed to holders beginning today. Citigroup Global Markets Inc. is the lead dealer manager for the Tender Offer and Mizuho Securities USA LLC and UBS Securities LLC are the co-dealer managers. Investors with questions regarding the Tender Offer may contact Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect).

None of HCP or its affiliates, their respective boards of directors, the dealer managers, the tender and information agent or the trustee with respect to the Notes is making any recommendation as to whether holders should tender any Notes in response to the Tender Offer, and neither HCP nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Notes and the Tender Offer does not constitute an offer to buy or the solicitation of an offer to sell the Notes in any jurisdiction or in any circumstances in which such offer or solicitation are unlawful. The full details of the Tender Offer, including complete instructions on how to tender the Notes, are included in the Offer to Purchase. Holders are strongly encouraged to read carefully the Offer to Purchase, including materials incorporated by reference therein, because they will contain important information. The Offer to Purchase may be downloaded from Global Bondholder Services Corporation’s website at www.gbsc-usa.com/HCP/ or obtained from Global Bondholder Services Corporation, free of charge, by calling toll-free at (866) 470-4500 (bankers and brokers can call collect at (212) 430-3774).

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States. HCP owns a large-scale portfolio diversified across multiple sectors, led by senior housing, life science and medical office. Recognized as a global leader in sustainability, HCP has been a publicly-traded company since 1985 and was the first healthcare REIT selected to the S&P 500 index.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, among other things, statements regarding our plans with respect to the Tender Offer. All forward-looking statements are made as of the date hereof, are not guarantees of future performance and are subject to known and unknown risks, uncertainties, assumptions and other factors – many of which are out of our and our management’s control and difficult to forecast – that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to complete the Tender Offer and reduce our outstanding debt within expected time-frames or at all, and other risks and uncertainties described in the Offer to Purchase and in our Securities and Exchange Commission filings. You should not place undue reliance on any forward-looking statements. We assume no, and hereby disclaim any, obligation to update any forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

Contact

Andrew Johns

Vice President – Finance and Investor Relations

(949) 407-0400

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